UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Dorchester Minerals, L.P.

(Name of Issuer)

Common Units Representing Limited Partnership Interest

(Title of Class of Securities)

25820R105

(CUSIP Number)

John R. Howard, Jr.

5949 Sherry Lane, Suite 1850

Dallas, Texas 75225

Tel: (212) 269-1056

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 21, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 565,471
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 565,471
	10	SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 565,471
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.19% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 47,339,756 common units representing limited partnership interests (“Common Units”) of Dorchester Minerals, L.P. (the “Partnership”) outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners Fund II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 623,967
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 623,967
	10	SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 623,967
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.32% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 242,142
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 242,142
	10	SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 242,142
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.51% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners III-B, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 13,512
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 13,512
	10	SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 13,512
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners IV, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 724,171
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 724,171
	10	SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 724,171
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.53% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON CMP Permian, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 32,032
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 32,032
	10	SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 32,032
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.07% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON CMP Glasscock, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 218,312
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 218,312
	10	SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 218,312
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.46% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Ingleside Capital, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 111,329
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 111,329
	10	SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 111,329
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.24% (1)
14	TYPE OF REPORTING PERSON PN

(1)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 565,471 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 565,471 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 565,471 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.19% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Carrollton Mineral Partners, LP is a direct beneficial owner of 565,471 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners, LP, Carrollton Mineral Partners GP, LP may be deemed to have shared and/or dispositive power with respect to such units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners II GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 623,967 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 623,967 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 623,967 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.32% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Carrollton Mineral Partners Fund II, LP is a direct beneficial owner of 623,967 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners Fund II, LP, Carrollton Mineral Partners II GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners III GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 242,142 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 242,142 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 242,142 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.51% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Carrollton Mineral Partners III, LP is a direct beneficial owner of 242,142 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners III, LP, Carrollton Mineral Partners III GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

  CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners III-B GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 14,277 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 14,277 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 14,277 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Includes (i) 765 Common Units of the Partnership held directly by Carrollton Mineral Partners III-B GP, LP and (ii) 13,512 Common Units of the Partnership held directly by Carrollton Mineral Partners III-B, LP. As the sole general partner of Carrollton Mineral Partners III-B, LP, Carrollton Mineral Partners III-B GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Mineral Partners IV GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 724,171 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 724,171 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 724,171 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.53% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Carrollton Mineral Partners IV, LP is a direct beneficial owner of 724,171 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners IV, LP, Carrollton Mineral Partners IV GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON Carrollton Land Company, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 253,195 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 253,195 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 253,195 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.53% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Includes (i) 2,851 Common Units of the Partnership held directly by Carrollton Land Company, LLC, (ii) 32,032 Common Units of the Partnership held directly by CMP Permian, LP and (iii) 218,312 Common Units of the Partnership held directly by CMP Glasscock, LP. As the sole general partner of CMP Permian, LP and CMP Glasscock, LP, Carrollton Land Company, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON CMP Energy, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 565,471 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 565,471 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 565,471 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.19% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Carrollton Mineral Partners, LP is a direct beneficial owner of 565,471 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners GP, LP, the sole general partner of Carrollton Mineral Partners, LP, CMP Energy, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

   CUSIP No. 25820R105

1	NAME OF REPORTING PERSON CMP Energy II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 623,967 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 623,967 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 623,967 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.32% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Carrollton Mineral Partners Fund II, LP is a direct beneficial owner of 623,967 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners II GP, LP, the sole general partner of Carrollton Mineral Partners Fund II, LP, CMP Energy II, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON CMP Energy III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 256,419 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 256,419 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 256,419 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.54% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Carrollton Mineral Partners III, LP is a direct beneficial owner of 242,142 Common Units of the Partnership, Carrollton Mineral Partners III-B, LP is a direct beneficial owner of 13,512 Common Units of the Partnership and Carrollton Mineral Partners III-B GP, LP. is a direct beneficial owner of 765 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners III GP, LP, the sole general partner of Carrollton Mineral Partners III, LP, and Carrollton Mineral Partners III-B GP, LP, the sole general partner of Carrollton Mineral Partners III-B, LP, CMP Energy III, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.
(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

 CUSIP No. 25820R105

1	NAME OF REPORTING PERSON CMP Energy IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 724,171 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 724,171 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 724,171 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.53% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Carrollton Mineral Partners IV, LP is a direct beneficial owner of 724,171 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners IV GP, LP, the sole general partner of Carrollton Mineral Partners IV, LP, CMP Energy IV, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON CMP Resources, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 112,895 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 112,895 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 112,895 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.24% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Includes (i) 1,566 Common Units of the Partnership held directly by CMP Resources, LLC and (ii) 111,329 Common Units of the Partnership held directly by Ingleside Capital, LP. As the sole general partner of Ingleside Capital, LP, CMP Resources, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(2)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

CUSIP No. 25820R105

1	NAME OF REPORTING PERSON John R. Howard, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,536,118 (1) (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,536.118 (1) (2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 2,536,118 (1) (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.36% (3)
14	TYPE OF REPORTING PERSON IN

(1)	Represents (i) 565,471 Common Units of the Partnership held by Carrollton Mineral Partners, LP, (ii) 623,967 Common Units of the Partnership held by Carrollton Mineral Partners Fund II, LP, (iii) 242,142 Common Units of the Partnership held by Carrollton Mineral Partners III, LP, (iv) 13,512 Common Units of the Partnership held by Carrollton Mineral Partners III-B, LP, (v) 724,171 Common Units of the Partnership held by Carrollton Mineral Partners IV, LP, (vi) 111,329 Common Units of the Partnership held by Ingleside Capital, LP, (vii) 32,032 Common Units of the Partnership held by CMP Permian, LP, (viii) 218,312 Common Units of the Partnership held by CMP Glasscock, LP, (ix) 765 Common Units of the Partnership held by Carrollton Mineral Partners III-B GP, LP, (x) 2,851 Common Units of the Partnership held by Carrollton Land Company, LLC and (xi) 1,566 Common Units of the Partnership held by CMP Resources, LLC.

(2)	As sole manager of CMP Energy, LLC, CMP Energy II, LLC, CMP Energy III, LLC, CMP Energy IV, LLC, Carrollton Land Company, LLC and CMP Resources, LLC, John R. Howard, Jr. may be deemed to have shared voting and/or dispositive power with respect to such Common Units held by Carrollton Mineral Partners, LP, Carrollton Mineral Partners Fund II, LP, Carrollton Mineral Partners III, LP, Carrollton Mineral Partners III-B, LP, Carrollton Mineral Partners IV, LP, CMP Permian, LP, CMP Glasscock, LP and Ingleside Capital, LP.

(3)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

Item 1.	Security and Issuer.

This Amendment No. 1 (“Amendment No. 1”) amends the statement on Schedule 13D filed with the Securities and Exchange Commission on November 7, 2024 to reflect dispositions and acquisitions by the Reporting Persons. This Amendment No. 1 relates to common units representing limited partnership interests (“Common Units”), of Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”) and is filed in connection with pro-rata distributions made by the Reporting Persons to their respective limited partners and to add new Reporting Persons in connection therewith. All references to Reporting Persons in the original Schedule 13D shall be deemed to include references to all Reporting Persons under this Amendment No. 1. The principal executive offices of the Partnership are located at 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219. Except as otherwise stated herein, there are no changes to the Schedule 13D.

Item 2.	Identity and Background.

Item 2(a) and (c) of the Schedule 13D are hereby amended and restated in their entirety as follows:

(a) This Schedule 13D is filed jointly by:

(i)	Carrollton Mineral Partners, LP, a Texas limited partnership (“CMP”);
(ii)	Carrollton Mineral Partners Fund II, LP, a Texas limited partnership (“CMPII”);
(iii)	Carrollton Mineral Partners III, LP, a Texas limited partnership (“CMPIII”);
(iv)	Carrollton Mineral Partners III-B, LP, a Texas limited partnership (“CMPIIIB”);
(v)	Carrollton Mineral Partners IV, LP, a Texas limited partnership (“CMPIV”);
(vi)	CMP Permian, LP, a Texas limited partnership (“CMPP”);
(vii)	CMP Glasscock, LP, a Texas limited partnership (“CMPG”);
(viii)	Ingleside Capital, LP, a Texas limited partnership (“IC”)
(ix)	Carrollton Mineral Partners GP, LP, a Texas limited partnership (“CMP GP”);
(x)	Carrollton Mineral Partners II GP, LP, a Texas limited partnership (“CMPII GP”);
(xi)	Carrollton Mineral Partners III GP, LP, a Texas limited partnership (“CMPIII GP”);
(xii)	Carrollton Mineral Partners III-B GP, LP, a Texas limited partnership (“CMPIIIB GP”);
(xiii)	Carrollton Mineral Partners IV GP, LP, a Texas limited partnership (“CMPIV GP”);
(xiv)	Carrollton Land Company, LLC, a Texas limited liability company (“CLC”);
(xv)	CMP Energy, LLC, a Texas limited liability company (“CMPE”);
(xvi)	CMP Energy II, LLC, a Texas limited liability company (“CMPEII”);
(xvii)	CMP Energy III, LLC, a Texas limited liability company (“CMPEIII”);
(xviii)	CMP Energy IV, LLC, a Texas limited liability company (“CMPEIV”);
(xix)	CMP Resources, LLC, a Texas limited liability company (“CMPR”); and
(xx)	John R. Howard, Jr., a United States citizen (“Mr. Howard”).

CMP, CMPII, CMPIII, CMPIIIB, CMPIV, CMPP, CMPG, IC, CMP GP, CMPII GP, CMPIII GP, CMPIIIB GP, CMPIV GP, CLC, CMPE, CMPEII, CMPEII, CMPEIV, CMPR and Mr. Howard are referred to herein collectively as the "Reporting Persons" and individually as a "Reporting Person."

(c)

(i)	The principal business of CMP is to invest in securities.
(ii)	The principal business of CMPII is to invest in securities.
(iii)	The principal business of CMPIII is to invest in securities.
(iv)	The principal business of CMPIIIB is to invest in securities.
(v)	The principal business of CMPIV is to invest in securities.
(vi)	The principal business of CMPP is to invest in securities.
(vii)	The principal business of CMPG is to invest in securities.
(viii)	The principal business of IC is to invest in securities.
(ix)	The principal business of CMP GP is to serve as the sole general partner of CMP.
(x)	The principal business of CMPII GP is to serve as the sole general partner of CMPII.
(xi)	The principal business of CMPIII GP is to serve as the sole general partner of CMPIII.
(xii)	The principal business of CMPIIIB GP is to serve as the sole general partner of CMPIIIB.
(xiii)	The principal business of CMPIV GP is to serve as the sole general partner of CMPIV.
(xiv)	The principal business of CLC is to serve as the sole general partner of CMPP and CMPG.
(xv)	The principal business of CMPE is to serve as the sole general partner of CMP GP.
(xvi)	The principal business of CMPEII is to serve as the sole general partner of CMPII GP.
(xvii)	The principal business of CMPEIII is to serve as the sole general partner of CMPIII GP and CMPIIIB GP.
(xviii)	The principal business of CMPEIV is to serve as the sole general partner of CMPIV GP.
(xix)	The principal business of CMPR is to serve as the sole general partner of IC.
(xx)	The principal occupation of Mr. Howard is to serve as manager of each of CLC, CMPE, CMPEII, CMPEIII and CMPEIV.

Item 5.	Interest in Securities of the Issuer.

Item 5(a), (b) and (c) of the Schedule 13D are hereby amended and restated in their entirety as follows:

The aggregate number and percentage of Common Units beneficially owned by the Reporting Persons are as follows:

Carrollton Mineral Partners, LP

Aggregate amount beneficially owned:	565,471
Percent of class:	1.19%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	565,471
Shared power to vote or direct the vote:	0
Sole power to dispose or direct the disposition of:	565,471
Shared power to dispose or direct the disposition of:	0

Carrollton Mineral Partners Fund II, LP

Aggregate amount beneficially owned:	623,967
Percent of class:	1.32%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	623,967
Shared power to vote or direct the vote:	0
Sole power to dispose or direct the disposition of:	623,967
Shared power to dispose or direct the disposition of:	0

Carrollton Mineral Partners III, LP

Aggregate amount beneficially owned:	242,142
Percent of class:	0.51%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	242,142
Shared power to vote or direct the vote:	0
Sole power to dispose or direct the disposition of:	242,142
Shared power to dispose or direct the disposition of:	0

Carrollton Mineral Partners III-B, LP

Aggregate amount beneficially owned:	13,512
Percent of class:	0.03%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	13,512
Shared power to vote or direct the vote:	0
Sole power to dispose or direct the disposition of:	13,512
Shared power to dispose or direct the disposition of:	0

Carrollton Mineral Partners IV, LP

Aggregate amount beneficially owned:	724,171
Percent of class:	1.53%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	724,171
Shared power to vote or direct the vote:	0
Sole power to dispose or direct the disposition of:	724,171
Shared power to dispose or direct the disposition of:	0

CMP Permian, LP

Aggregate amount beneficially owned:	32,032
Percent of class:	0.07%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	32,032
Shared power to vote or direct the vote:	0
Sole power to dispose or direct the disposition of:	32,032
Shared power to dispose or direct the disposition of:	0

CMP Glasscock, LP

Aggregate amount beneficially owned:	218,312
Percent of class:	0.46%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	218,312
Shared power to vote or direct the vote:	0
Sole power to dispose or direct the disposition of:	218,312
Shared power to dispose or direct the disposition of:	0

Ingleside Capital, LP

Aggregate amount beneficially owned:	111,329
Percent of class:	0.24%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	111,329
Shared power to vote or direct the vote:	0
Sole power to dispose or direct the disposition of:	111,329
Shared power to dispose or direct the disposition of:	0

Carrollton Mineral Partners GP, LP

Aggregate amount beneficially owned:	565,471
Percent of class:	1.19%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	565,471	(2)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	565,471	(2)

Carrollton Mineral Partners II GP, LP

Aggregate amount beneficially owned:	623,967
Percent of class:	1.32%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	623,967	(3)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	623,967	(3)

Carrollton Mineral Partners III GP, LP

Aggregate amount beneficially owned:	242,142
Percent of class:	0.51%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	242,142	(4)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	242,142	(4)

Carrollton Mineral Partners III-B GP, LP

Aggregate amount beneficially owned:	14,277
Percent of class:	0.03%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	14,277	(5)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	14,277	(5)

Carrollton Mineral Partners IV GP, LP

Aggregate amount beneficially owned:	724,171
Percent of class:	1.53%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	724,171	(6)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	724,171	(6)

Carrollton Land Company, LLC

Aggregate amount beneficially owned:	253,195
Percent of class:	0.53%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	253,195	(7)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	253,195	(7)

CMP Energy, LLC

Aggregate amount beneficially owned:	565,471
Percent of class:	1.19%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	565,471	(8)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	565,471	(8)

CMP Energy II, LLC

Aggregate amount beneficially owned:	623,967
Percent of class:	1.32%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	623,967	(9)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	623,967	(9)

CMP Energy III, LLC

Aggregate amount beneficially owned:	256,419
Percent of class:	0.54%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	256,419	(10)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	256,419	(10)

CMP Energy IV, LLC

Aggregate amount beneficially owned:	724,171
Percent of class:	1.53%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	724,171	(11)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	724,171	(11)

CMP Resources, LLC

Aggregate amount beneficially owned:	112,895
Percent of class:	0.24%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	112,895	(12)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	112,895	(12)

John R. Howard, Jr.

Aggregate amount beneficially owned:	2,536,118
Percent of class:	5.36%	(1)
Number of shares as to which the Reporting Person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	2,536,118	(13)(14)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	2,536,118	(13)(14)

(1)	Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2024.

(2)	Carrollton Mineral Partners, LP is a direct beneficial owner of 565,471 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners, LP, Carrollton Mineral Partners GP, LP may be deemed to have shared and/or dispositive power with respect to such units.

(3)	Carrollton Mineral Partners Fund II, LP is a direct beneficial owner of 623,967 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners Fund II, LP, Carrollton Mineral Partners II GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.

(4)	Carrollton Mineral Partners III, LP is a direct beneficial owner of 242,142 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners III, LP, Carrollton Mineral Partners III GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.

(5)	Includes (i) 765 Common Units of the Partnership held directly by Carrollton Mineral Partners III-B GP, LP and (ii) 13,512 Common Units of the Partnership held directly by Carrollton Mineral Partners III-B, LP. As the sole general partner of Carrollton Mineral Partners III-B, LP, Carrollton Mineral Partners III-B GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.

(6)	Carrollton Mineral Partners IV, LP is a direct beneficial owner of 724,171 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners IV, LP, Carrollton Mineral Partners IV GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.

(7)	Includes (i) 2,851 Common Units of the Partnership held directly by Carrollton Land Company, LLC, (ii) 32,032 Common Units of the Partnership held directly by CMP Permian, LP and (iii) 218,312 Common Units of the Partnership held directly by CMP Glasscock, LP. As the sole general partner of CMP Permian, LP and CMP Glasscock, LP, Carrollton Land Company, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(8)	Carrollton Mineral Partners, LP is a direct beneficial owner of 565,471 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners GP, LP, the sole general partner of Carrollton Mineral Partners, LP, CMP Energy, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(9)	Carrollton Mineral Partners Fund II, LP is a direct beneficial owner of 623,967 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners II GP, LP, the sole general partner of Carrollton Mineral Partners Fund II, LP, CMP Energy II, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(10)	Carrollton Mineral Partners III, LP is a direct beneficial owner of 242,142 Common Units of the Partnership, Carrollton Mineral Partners III-B, LP is a direct beneficial owner of 13,512 Common Units of the Partnership and Carrollton Mineral Partners III-B GP, LP. is a direct beneficial owner of 765 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners III GP, LP, the sole general partner of Carrollton Mineral Partners III, LP, and Carrollton Mineral Partners III-B GP, LP, the sole general partner of Carrollton Mineral Partners III-B, LP, CMP Energy III, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(11)	Carrollton Mineral Partners IV, LP is a direct beneficial owner of 724,171 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners IV GP, LP, the sole general partner of Carrollton Mineral Partners IV, LP, CMP Energy IV, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(12)	Includes (i) 1,566 Common Units of the Partnership held directly by CMP Resources, LLC and (ii) 111,329 Common Units of the Partnership held directly by Ingleside Capital, LP. As the sole general partner of Ingleside Capital, LP, CMP Resources, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.

(13)	Represents (i) 565,471 Common Units of the Partnership held by Carrollton Mineral Partners, LP, (ii) 623,967 Common Units of the Partnership held by Carrollton Mineral Partners Fund II, LP, (iii) 242,142 Common Units of the Partnership held by Carrollton Mineral Partners III, LP, (iv) 13,512 Common Units of the Partnership held by Carrollton Mineral Partners III-B, LP, (v) 724,171 Common Units of the Partnership held by Carrollton Mineral Partners IV, LP, (vi) 111,329 Common Units of the Partnership held by Ingleside Capital, LP, (vii) 32,032 Common Units of the Partnership held by CMP Permian, LP, (viii) 218,312 Common Units of the Partnership held by CMP Glasscock, LP, (ix) 765 Common Units of the Partnership held by Carrollton Mineral Partners III-B GP, LP, (x) 2,851 Common Units of the Partnership held by Carrollton Land Company, LLC and (xi) 1,566 Common Units of the Partnership held by CMP Resources, LLC.

(14)	As sole manager of CMP Energy, LLC, CMP Energy II, LLC, CMP Energy III, LLC, CMP Energy IV, LLC, Carrollton Land Company, LLC and CMP Resources, LLC, John R. Howard, Jr. may be deemed to have shared voting and/or dispositive power with respect to such Common Units held by Carrollton Mineral Partners, LP, Carrollton Mineral Partners Fund II, LP, Carrollton Mineral Partners III, LP, Carrollton Mineral Partners III-B, LP, Carrollton Mineral Partners IV, LP, CMP Permian, LP, CMP Glasscock, LP and Ingleside Capital, LP.

(c) The following transactions have been effected by the following Reporting Persons since the Reporting Persons' most recent filing on Schedule 13D.

Reporting Person	Disposed/ Acquired	Date	Number of Units	Notes
Carrollton Mineral Partners, LP	Disposed	November 21, 2024	115,642	All Common Units were distributed to limited partners pro-rata for no consideration.
Carrollton Mineral Partners Fund II, LP	Disposed	November 21, 2024	76,946	All Common Units were distributed to limited partners pro-rata for no consideration.
Carrollton Mineral Partners III, LP	Disposed	November 21, 2024	114,854	All Common Units were distributed to limited partners pro-rata for no consideration.
Carrollton Mineral Partners III-B, LP	Disposed	November 21, 2024	77,451	All Common Units were distributed to limited partners pro-rata for no consideration.
Carrollton Mineral Partners IV, LP	Disposed	November 21, 2024	116,394	All Common Units were distributed to limited partners pro-rata for no consideration.
CMP Permian, LP	Disposed	November 21, 2024	288,292	All Common Units were distributed to limited partners pro-rata for no consideration.
CMP Glasscock, LP	Disposed	November 21, 2024	2,205	All Common Units were distributed to limited partners pro-rata for no consideration.
Ingleside Capital, LP	Acquired	November 21, 2024	111,329	111, 329 Common Units were acquired from CMP Permian, LP for no consideration as part of pro-rata distributions by such entity.
Carrollton Mineral Partners III-B GP, LP	Acquired	November 21, 2024	765	765 Common Units were acquired from Carrollton Mineral Partners III-B, LP for no consideration as part of pro-rata distributions by such entity.
Carrollton Land Company, LLC	Acquired	November 21, 2024	2,851	2,851 Common Units were acquired from CMP Permian, LP for no consideration as part of pro-rata distributions by such entity.
CMP Resources, LLC	Acquired	November 21, 2024	1,566	1,566 Common Units were acquired from CMP Permian, LP for no consideration as part of pro-rata distributions by such entity.

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

Exhibit	Description
1	Contribution and Exchange Agreement dated September 12, 2024, by and among Dorchester Minerals, L.P., West Texas Minerals LLC, Carrollton Mineral Partners, LP, Carrollton Mineral Partners Fund II, LP, Carrollton Mineral Partners III, LP, Carrollton Mineral Partners III-B, LP, Carrollton Mineral Partners IV, LP, CMP Permian, LP, CMP Glasscock, LP, and Carrollton Royalty, LP (incorporated by reference to Exhibit 2.1 to Dorchester Minerals, L.P. Current Report on Form 8-K filed with the SEC on September 16, 2024).

2	Amended and Restated Joint Filing Agreement, dated as of November 25, 2024 by and between the Reporting Persons.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 25, 2024

CARROLLTON MINERAL PARTNERS, LP

By: CMP Energy, LLC, the general partner of Carrollton Mineral Partners GP, LP, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS FUND II, LP

By: CMP Energy II, LLC, the general partner of Carrollton Mineral Partners II GP, LP, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS III, LP

By: CMP Energy III, LLC, the general partner of Carrollton Mineral Partners III GP, LP, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS III-B, LP

By: CMP Energy III, LLC, the general partner of Carrollton Mineral Partners III-B GP, LP, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS IV, LP

By: CMP Energy IV, LLC, the general partner of Carrollton Mineral Partners IV GP, LP, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CMP PERMIAN, LP

By: Carrollton Land Company, LLC, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CMP GLASSCOCK, LP

By: Carrollton Land Company, LLC, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

INGLESIDE CAPITAL, LP

By: CMP Resources, LLC, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS GP, LP

By: CMP Energy, LLC, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS II GP, LP

By: CMP Energy II, LLC, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS III GP, LP

By: CMP Energy III, LLC, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS III-B GP, LP

By: CMP Energy III, LLC, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CARROLLTON MINERAL PARTNERS IV GP, LP

By: CMP Energy IV, LLC, its general partner

/s/ John R. Howard, Jr.
John R. Howard, Jr.
President

CARROLLTON LAND COMPANY, LLC

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CMP ENERGY, LLC

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CMP ENERGY II, LLC

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CMP ENERGY III, LLC

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CMP ENERGY IV, LLC

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

CMP Resources, LLC

/s/ John R. Howard, Jr.
John R. Howard, Jr.
Manager

/s/ John R. Howard, Jr.
John R. Howard, Jr., in his individual capacity